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                                                                       Exhibit I

MEMORANDUM OF AGREEMENT made as of the 5th day of May, 2004.

BY AND BETWEEN:      TORQUAY CONSULTADORIA Y SERVICOS LDA, a corporation duly
                     incorporated according to law having its principal office at Av. Arriaga, Edificio Marina Forum 6(degree) andar Sala
                     605 Se Funchal Madeira 05114/000609, fax number 41 (22) 908
                     11 61;

                     (hereinafter referred to as the "VENDOR")


AND: POWER TECHNOLOGY INVESTMENT CORPORATION, a company duly incorporated according to law having its principal office at 751 Square Victoria, Montreal, Quebec, H2Y 2J3, Canada, fax number 514.286.7464;

                     (hereinafter referred to as the "PURCHASER")

                     (the Vendor and the Purchaser are sometimes hereinafter collectively referred to as the "PARTIES")


               WHEREAS the Vendor desires to sell to the Purchaser 300,000 common shares in the share capital of Neurochem Inc. (the "SHARES") and the Purchaser desires to purchase the Shares for an aggregate purchase price of ten million eight hundred thousand Canadian dollars (CDN$10,800,000) (the "PURCHASE PRICE").

               NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants herein set forth, the Parties agree as follows:

1. The preamble hereto shall form part hereof, as if herein set forth at length.

2. The Vendor hereby sells, assigns and transfers unto the Purchaser, hereto present and accepting, and the Purchaser hereby purchases from the Vendor, all of Vendor's right, title and interest in and to the Shares, the whole in consideration of the Purchase Price.

3. The Purchase Price for the Shares shall be satisfied by wire transfer to Vendor's bank in exchange for the Shares to be delivered against payment to an account to be designated by the Purchaser in writing.

4. The Vendor hereby expressly represents and warrants to the Purchaser the following:

               i) that the Vendor has the full right, capacity and authority to enter into this Agreement;


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               ii)  that the Vendor is the legal and beneficial owner of the
                    Shares and that such Shares are free and clear of all liens, charges, hypothecs or other encumbrances of any kind, nature or description whatsoever;

               iii) that no person, firm or corporation has any agreement, option or right capable of becoming an agreement or option for the purchase of any of the Shares; and

               iv) that the Vendor is not a resident of, and has no place of business or other establishment in, Canada, that its address as shown in the records of Neurochem Inc. is not in Canada and it has not been present in Canada to execute this Agreement or in respect of any discussions pertaining to this Agreement or the acquisition of Shares contemplated hereby.

5. The Purchaser hereby expressly warrants and represents to the Vendor that it has the full right, capacity and authority to enter into this Agreement.

6. The representations and warranties of the Parties contained herein shall survive the execution of this Agreement and shall continue to remain in full force and effect.

7. Each of the Parties shall from time to time, at the request of the other party and without further consideration, execute such further instruments of conveyance and take such other actions as the requesting party may reasonably require to more effectively convey and transfer the Shares to the Purchaser. The Parties will furthermore sign all documents and do all things necessary to give effect to the present transaction and as may be required by applicable law in connection therewith.

8. This Agreement may be executed in counterpart and by facsimile signature to be followed by an original by courier.

9. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

10. This Agreement shall enure to the benefit of and be binding upon the Parties, their respective successors, administrators, representatives, heirs and assigns.

11. The Parties acknowledge that they have requested and are satisfied that this agreement and all other documents and notices related thereto be drawn up in English. Les parties aux presentes reconnaissent qu'elles ont exige que cette convention et tous les documents et avis y afferents soient rediges en anglais et s'en declarent satisfaites.


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               IN WITNESS WHEREOF, the Parties have executed the present
Agreement.

                                         TORQUAY CONSULTADORIA Y SERVICOS LDA



                                         Per:  /s/ Orlando Antonini
                                             -----------------------------------
                                             Dated: May 6, 2004


                                         POWER TECHNOLOGY INVESTMENT CORPORATION


                                         Per:  /s/ Peter Kruyt
                                             -----------------------------------
                                             Dated: May 5, 2004


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